Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) is made as of June 29, 2018 by and between Diamond Offshore Drilling, Inc. (the “Company”) and Ronald Woll (the “Executive”).

1.	Retention Payment. The Executive shall be entitled to receive a Retention Payment (the “Retention Payment”) in an amount equal to $750,000, less withholdings and deductions in accordance with applicable law, subject to the terms and conditions set forth in this Agreement. Provided the Executive remains actively employed in Good Standing (as defined below) with the Company from the date of this Agreement through January 1, 2020 and further through the payment of the Retention Payment, the Executive will receive the Retention Payment. If earned, the Retention Payment shall be paid in a single lump sum payment no later than March 1, 2020.

For purposes of this Agreement, “Good Standing” shall mean the Executive has, in the sole and absolute discretion of the Company’s Compensation Committee:

a.	remained actively employed by the Company from the date of this Agreement through the payment date, not on a leave of any kind (other than a legally protected leave) and not subject to any performance improvement plan; and

b.	remained at all times in full compliance with all agreements between the Executive and the Company and/or any entity in which the Company directly or indirectly owns more than 50% of the outstanding equity or other ownership interests (each, a “Subsidiary”) and all policies of the Company and its Subsidiaries.

Notwithstanding any provision herein to the contrary, the Company shall have no obligation to make a Retention Payment if the Executive’s employment with the Company terminates for any reason prior to the date of payment of the Retention Payment, the Executive is not in Good Standing through such date of payment or the Executive has on or before such date of payment served notice to terminate his employment.

2.	Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall have the right to assign its obligations under this Agreement, in whole or in part, to any successor employer or its affiliates, in which case the Company shall have no further liability with respect to the assigned obligations pursuant to this Agreement. To the extent that this Agreement is assigned to a successor employer, the Compensation Committee’s role as described in Section 1 shall be replaced by an appropriate body as designated by the successor employer, and the Company shall have no further liability with respect to this Agreement.

3.	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company.

4.	No Guaranteed Employment. Notwithstanding any provision herein to the contrary, no provision in this Agreement shall be interpreted to obligate the Company to retain the Executive in its employ for any period of time or to interfere with or limit in any way the right of the Company to terminate the Executive’s employment. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be considered to create a trust or fund of any kind or fiduciary relationship between the Company or any successor employer or any of its affiliates and the Executive or a security interest of any kind in any property of the Company or any successor employer or any of its affiliates in favor of the Executive or any other person. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time. The terms of this Agreement are not intended to and should not be construed as providing a guarantee of employment for a specific term or length of time.

5.	Consent. By executing this Agreement, the Executive hereby approves and consents to the terms of the Agreement.

6.	Miscellaneous. The Executive will not be eligible to accelerate or defer the Retention Payment for any reason. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company or, in the event of assignment, the successor employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

7.

Section 409A Considerations. All of the payments and benefits payable pursuant to this Agreement are intended to comply with, or be exempt from, Internal Revenue Code Section 409A (including, but not limited to, any future amendments to Internal Revenue Code Section 409A, and any other Internal Revenue Service or other governmental rulings, regulations or interpretations (collectively, “Section 409A”)) to the extent the requirements of Section 409A are applicable hereto, and the provisions of this Agreement shall be construed and administered in a manner consistent with that intention. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with the requirements of Section 409A until the first business day that is more than six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company’s Compensation Committee or the Company’s Board of Directors, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this paragraph in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified hereunder without any interest thereon. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Without limiting the foregoing, the terms “terminates” or “termination of employment” or similar terms used in this Agreement shall be interpreted to mean to occur when a “separation of service” occurs as defined under Section 409A.

8.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Texas and Executive and the Company hereby consent to the personal jurisdiction in the State of Texas of all such actions.

9.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof except that any non-solicitation, confidentiality and/or return of property agreements between the parties are not superseded but expressly preserved by this Agreement.

11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Aaron Sobel
Aaron Sobel
Vice President, Human Resources

EXECUTIVE

/s/ Ronald Woll
Ronald Woll

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